Exhibit 10.3

Strictly personal and confidential

Helmut Rauch

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February 10, 2026

Grant of awards in shares and stock option rights

Dear Mr. Rauch,

We are happy to inform you that, in recognition of the important role you fulfil within the group of companies of Schmid Group N.V. (the “Company”, and together with the companies that from time to time form part of its group, the “Group”), you are eligible to receive equity awards as included in this award letter.

Overview of 2026 and 2027 awards

You are eligible to receive the following awards of Shares and Options in 2026 and 2027 (see below table), as determined by the Management Board of the Company (the ‘‘Board’’) and subject to the applicable corporate approvals.

Financial Year	Award Date	Award	Price	Term	Vesting & Exercise
2026	At the end of each month	6,000 Shares per month	-	One year (2026)	See terms and conditions
2026	30 June 2026 and 31 December 2026	50,000 Options per six months	H1 2026: Fixed at $4 H2 2026: based on the volume‑weighted average price (VWAP) of the previous six months	One year (2026)	As of award date 5-year to exercise the Options
2027	At the end of each month	EUR 250,000 in Shares, divided into twelve monthly grants Based on the volume‑weighted average price (VWAP) of the previous six months		One year (2027)	See terms and conditions
2027	30 June 2027 and 31 December 2027	50,000 Options per six months	Strike price set by the Board depending on the planning process	One year (2027)	As of award date 5-year to exercise the Options

In this award letter:

●	‘‘Options’’ means stock option rights over Shares in the Company.
●	‘‘Shares’’ means ordinary shares in the capital of the Company.

Terms and conditions

Each award of Shares and Options is subject to the following terms and conditions.

1.	You are eligible to the awards on the award date of the Shares or in case of an Option on the exercise date of the Options (the ‘‘Entitlement Date’’) provided that:
(i)	you are actively employed or engaged in good standing at all times;
(ii)	you have not given notice of resignation at or prior to the Entitlement Date; and
(iii)

you have not acted in breach of any material contractual undertakings (including any restrictive covenants) as set out in this award letter, any employment or any other relevant agreements concluded between the relevant Group Company and you;

(iv)

your employer has not given notice, or otherwise taken the initiative, to terminate the employment for (urgent) cause. Cause means that you have been given notice or your employment has been terminated for being involved in any wrongful act, such as gross negligence, intentional misconduct, theft, embezzlement, fraud or other serious misconduct or material error and/or materially breached applicable anti-bribery, anti-money laundering, antitrust or sanctions laws or regulations at the Entitlement Date.

2.

Except as otherwise provided for in this award letter, if you are no longer actively employed or engaged in good standing, i.e. including death, permanent disability or retirement, at or prior to the Entitlement Date, your (unvested and/or unexercised) awards shall be (deemed) forfeited, without you being entitled to any further compensation.

3.

The Board retains at all times the discretion to adjust the awards and may, at their sole discretion and acting in good faith, postpone, reduce, cancel or recover any variable remuneration awarded or paid to you, taking into account the applicable Company policies and guidelines, all relevant factors, including whether such action may prejudice the interests of the Company and/or the Group in any related proceedings or investigations.

4.

The issuance of the Shares under this award letter shall be at the discretion of the Board. The Board may issue the Shares at any time, provided that the Shares shall be issued no later than every six (6) months, with the first such six‑month period commencing on 1 January 2026.

5.

The Board may decide to satisfy an award by paying you a gross amount in cash equal to the fair market value of the number of Shares or Options that would otherwise be issued, transferred or delivered to you following the Entitlement Date and/or decide to grant you an award in cash instead of the Shares or Options.

6.	Unless otherwise agreed between parties, the awards as included in this award letter replace any previous entitlements or share programs.
7.	The grant of an award for any year does not create any right or expectation to receive an award in any subsequent year.
8.

Neither the awards, nor any proceeds or payment following from this award letter will form part of your regular income and will not be taken into account for the purpose of calculating any severance, resignation, redundancy, and/or service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

9.	The awards are strictly personal and may not be assigned, transferred, pledged, encumbered or otherwise used for the purpose of creating a security title or interest of whatsoever nature thereon.
10.

Any taxes and other costs incurred by you or a Group Company on behalf of you, in connection with any awards will under all circumstances be for the account of you and these will, where applicable, be deducted from the awards granted or be deducted from the remuneration paid to you where this would not be possible. By accepting any awards under this award letter, you provide an irrevocable power of attorney to the Company to sell such part of your Shares or Options (to be) delivered pursuant to this award letter and to withhold and maintain such part of the proceeds of this sale as is necessary to cover any taxes and costs incurred by you in connection with the awards included in this award letter.

11.

Continental Stock Transfer & Trust Company is currently the transfer agent in New York and maintains the shareholders’ and warrant holders’ register on behalf of the Board and acts as transfer agent and registrar for the Shares and Options, subject to the applicable terms and conditions of the transfer agency. The Shares are listed in book-entry form and such Shares, through the transfer agent, are not certificated.

12.	The granting of any awards is subject to the applicable rules and regulations (including the Insider Trading Policy, SEC rules and NASDAQ rules).
13.	This award letter shall be governed by and construed in accordance with the laws of the Netherlands.

We kindly ask you to treat the details of this award letter as highly confidential at all times.

Let us know if you have further questions.

Kind regards,

Christian Schmid
CEO

Confirmation of Acceptance

I, Helmut Rauch, have read and understand the contents of this award letter and hereby agree to be bound by the terms and conditions set out therein.

Signature:

Date: